Mail Stop 6010




September 22, 2005



Mr. Ron Foster
Chief Financial Officer
FormFactor, Inc.
7005 Southfront Road
Livermore CA 94551

	RE:	FormFactor, Inc.
		Form 10-K for the fiscal year ended December 25, 2004
		Filed March 14, 2005
		File No. 0-50307

Dear Mr. Foster:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. John T. Dickson
Agere Systems, Inc.
September 9, 2004
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